UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

WiSA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

May 3, 2024

Special Meeting May 13, 2024

The WiSA Technologies Board recommends that you VOTE FOR each of the Special Meeting proposals.

Dear Shareholders,

I'm writing to share exciting news about WiSA Technologies' new “Propel” business strategy and our upcoming Special Meeting of Stockholders on May 13, 2024.

Propel consists of several strategic initiatives that we will embark on over the next 18 months that include:

Enhanced Value for Shareholders: Standardizing industry solutions and implementing initiatives to achieve consistent revenue performance, reduce infrastructure costs and maximize long-term shareholder value.

Revenue Growth: Creating new revenue streams that are expected to significantly impact our company's top-line growth. This includes enhancing our WiSA E technology to attract partnerships with TV/Audio speaker and chip manufacturers, resulting in increased licensing agreements and certifications.

Path to Profitability: Developing stringent specifications compliance and close working partnerships with consumer electronics manufacturers and chip makers to produce high-volume, lower cost solutions that will deliver positive benefits to our bottom line.

Industry Leadership: Expanding interbrand operability among premier audio manufacturers and delivering premium technology solutions to mass-market audio systems. WiSA Technologies aims to solidify its position as an industry innovator through this expansion.

Strong Governance: Implementing amendments to our certificate of incorporation and bylaws. These changes are expected to provide WiSA Technologies with the flexibility and governance needed to swiftly execute and adapt to market demands.

To achieve these ambitious goals, we need your support. At the upcoming Special Meeting of Stockholders, the WiSA Board of Directors and I wholeheartedly recommend that you VOTE FOR each of the following proposals:

Proposal #1:	Authorize a Reverse Stock Split
Proposal #2:	Approve an Amendment to the Certificate of Incorporation
to Allow the Board of Directors to Amend the Bylaws
Proposal #3:	Approve Issuance of Shares upon Exercise of February 2024 Warrants
Proposal #4:	Approve Issuance of Shares upon Exercise of March 2024 Warrants
Proposal #5:	Consider and Act Upon Other Business

Your VOTE FOR each of these proposals is vital for us to move forward with confidence and realize the full potential of WiSA E and Propel.

I urge you to read about these proposals in detail in the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission. Your vote is important regardless of the number of shares you own. Please take the time to VOTE TODAY to ensure your vote is received prior to the special meeting on May 13, 2024. For assistance with voting your shares, please reach out to our proxy solicitor, Lioness Consulting, via email at info@lionessconsultingllc.com.

Thank you for your ongoing support of our vision and our efforts to be the industry standard for wireless innovation.

Sincerely,

/s/ Brett Moyer

CEO and Founder

WiSA Technologies Inc.